Exhibit 10.6

SILVERGATE CAPITAL CORPORATION

2018 EQUITY COMPENSATION PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

This Stock Appreciation Right Award Agreement (“Agreement”) is made and entered into as of this          day of                     ,              (the “Grant Date”), between Silvergate Capital Corporation, a Maryland corporation (the “Company”) and                              (“Participant”).

The Company desires to grant the Participant certain stock appreciation rights pursuant to the Silvergate Capital Corporation 2018 Equity Compensation Plan, the terms of which are incorporated herein by reference. Unless otherwise indicated, whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in the Plan.

The Company and the Participant wish to enter into this Agreement to evidence the grant of such stock appreciation rights and set forth their terms and conditions, and accordingly agree as follows:

1. Grant of Stock Appreciation Right. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Participant a stock appreciation right covering                      Shares (the “SAR”) as of the Grant Date.

2. Grant Price. The grant price of the Shares covered by the SAR shall be $             per share (the “Grant Price”).

3. Settlement of SAR. Upon exercise of all or a specified portion of the SAR, the Participant (or such other person entitled to exercise the SAR pursuant to this Agreement and the Plan) shall be entitled to receive from the Company a payment in cash, Stock or a combination of both equal to the amount (the “Settlement Amount”) determined by multiplying:

(a) 100 percent of the amount (if any) by which the Fair Market Value of a Share on the date of exercise of the SAR exceeds the Grant Price, by

(b) the number of Shares with respect to which the SAR shall have been exercised.

4. Vesting. The Award will vest based upon the Participant’s completion of continuous service with the Company or any of its Subsidiaries in roles as a Key Associate or Director through the periods described below.

Vesting Dates	Percentage of Total Award Vested

If you do not sign and return this Agreement within 30 days following the Grant Date, this Award and Agreement will be cancelled.

5. Term of SAR. Any of the SARs that are outstanding and unvested at the close of business on the fourth anniversary of the Grant Date shall automatically, and without further action by the Company or the Participant, be canceled or terminated. If the Participant ceases to serve the Company as an employee for any reason the SAR shall expire on the last day that the Participant is employed by the Company.

6 Non-Transferability of SAR. The SAR may not be transferred in any manner otherwise than by will or by the laws of descent or distribution.

7. Exercise of SAR.

(a) The SAR shall automatically be deemed exercised with respect to the underlying vested Shares on the applicable Vesting Date as described in Section 4 above. The settlement of the SAR is to be made in cash, Stock, or a combination of both.

(b) No payment shall be made pursuant to the exercise of this SAR unless such exercise and payment complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.

8. Unsecured Obligation. Your Award is unfunded, and even as a holder of vested SARs, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to pay any payments to you pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

9. Taxes. The Company shall have the power and the right to deduct or withhold, or to require a Participant who is not an employee to remit to the Company, an amount sufficient to satisfy any federal, state, local or foreign taxes of any kind required to be withheld or remitted with respect to any grant, vesting, or settlement of an Award under the Plan.

10. Code Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the SAR is intended to be exempt from the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.

11. Clawback. By accepting this Award, the Participant agrees to be bound by the clawback provisions as set forth in Plan Section 15.3, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

12. Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Subsidiary, or on the part of the Company or any Subsidiary to continue such service. In addition, nothing in your Award shall obligate the Company or any Subsidiary, their respective shareholders, boards of directors or employees, to continue any relationship that you might have as a Key Associate or Director of the Company or any Subsidiary.

13. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

14. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

15. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 3 hereof) any part of this Agreement without the prior express written consent of the Company.

16. Notices. Any notice hereunder by the Participant shall be given to the Company (Attention: Corporate Secretary) via United States mail, e-mail transmission, or such other means as the Company may instruct you to provide. Any notice hereunder by the Company shall be given to the Participant in writing via courier delivery service or United States mail, postage prepaid, addressed to you at such address as the Participant may have on file with the Company.

17. Headings. The headings of the sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the full extent possible while remaining lawful and valid.

20. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

21. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SILVERGATE CAPITAL CORPORATION	PARTICIPANT

By
Name:	Print Name:
Title:
Address: 4250 Executive Square, Suite 100 La Jolla, CA 92037	Address:

3